SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported) :
                                January 29, 2004


                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                                      11-2408943
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

767 Fifth Avenue, New York, New York                      10153
(Address of principal executive offices)                (Zip Code)


                         Commission File Number: 1-14064

                                  212-572-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On January 29, 2004, The Estee Lauder Companies Inc. issued a press release reporting its fiscal 2004 second-quarter results. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       THE ESTEE LAUDER COMPANIES INC.

Date:  January 29, 2004                By: /s/Richard W. Kunes
                                           -------------------------------------
                                              Richard W. Kunes
                                             Senior Vice President
                                          and Chief Financial Officer
                                          (Principal Financial and
                                            Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.      Description
----------       -----------
    99.1         Press release dated January 29, 2004 of the Estee Lauder
                 Companies Inc.

                                                                            News
The                                                                     Contact:
Estee                                                        Investor Relations:
Lauder                                                           Dennis D'Andrea
Companies Inc.                                                    (212) 572-4384


                                                                Media Relations:
                                                                    Sally Susman
767 Fifth Avenue                                                  (212) 572-4430
New York, NY  10153
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

 ESTEE LAUDER COMPANIES SECOND QUARTER EARNINGS PER SHARE FROM CONTINUING
                        OPERATIONS INCREASE 23% TO $.54

                               NET SALES CLIMB 15%

           COMPANY RAISES EXPECTED EARNINGS PER SHARE FROM CONTINUING
             OPERATIONS FOR FISCAL YEAR TO BETWEEN $1.50 AND $1.55

New York, NY, January 29, 2004 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its second fiscal quarter ended December 31, 2003 of $1.62 billion, a 15% increase over the $1.41 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 9%.

The Company reported net earnings attributable to common stock from continuing operations of $126.3 million for the quarter, up 21% from $104.4 million in the same period last year. Diluted earnings per common share from continuing operations for the quarter rose 23% to $.54 from $.44 reported in the prior-year quarter. During the quarter, the Company made the strategic decision to sell the operations and assets of its jane brand and accordingly, is accounting for jane as a discontinued operation. Net earnings attributable to common stock including discontinued operations were $95.7 million for the quarter compared with $103.8 million in the same period last year. Diluted earnings per common share including discontinued operations for the quarter were $.41 compared with $.44 reported in the prior-year quarter.

Fred H. Langhammer, President and Chief Executive Officer, said, "Our Company's second quarter results complete a strong first half performance for fiscal
2004 and we are well positioned for another successful year. Our outstanding performance this holiday season demonstrates that we have the right strategies in place for continued growth, supported by the vibrancy of our brand portfolio. Strong perfomances from our travel retail business, freestanding retail stores and most brands enabled us to deliver solid results this quarter, and our investments over the past several years to expand our developing brands into the global market are beginning to payoff. Our focus and execution on product innovation, strong programs, effective marketing and customer service are also reflected in these results."

The Company said it made the decision to exit jane, a color cosmetics brand targeted to young consumers, which was acquired in 1997 as an entry into the mass cosmetics distribution channel, to focus on opportunities which offer higher levels of earnings growth, consistent with its long term strategic objectives. The Company recorded the operating results, associated sale and other costs, and related goodwill impairment of jane of $30.6 million after-tax as discontinued operations in its fiscal 2004 second quarter ended December 31, 2003. Statements of earnings, makeup product category and the Americas geographic results for all periods presented have been restated for comparative purposes.

Results by Product Category
---------------------------
Net sales of skin care products for the quarter increased 19% to $572.1 million on a reported basis and rose 12% before foreign currency translation. The higher sales reflect the recent launches from Estee Lauder of Idealist Micro-D Deep Thermal Refinisher and Hydra Complete Multi-Level Moisture Creme, as well as strong sales of Re-Nutriv Intensive Lifting products. Clinique had strong sales from the launch of Pore Minimizer and its Repairwear line of products. The inclusion of sales from Darphin, which are primarily skin care, also contributed to this category's growth.

Makeup sales for the quarter rose 12% to $527.1 million in dollars and increased 7% in local currencies. In addition to solid growth from certain of the Company's makeup artist brands, M.A.C and Bobbi Brown, the higher sales reflect the recent introductions of High Impact Mascara from Clinique, as well as Ideal Matte Refinishing Makeup SPF 8, MagnaScopic Maximum Volume Mascara and Artist's Lip and Eye Pencils by Estee Lauder.

Fragrance sales on a reported basis increased 16% to $446.4 million compared to the prior year and rose 9% in constant currency. Fragrance sales benefited from the recent launches of Estee Lauder Beyond Paradise, Aramis Life, Clinique Happy Heart and Clinique Simply. The increase also reflects improved results in the Company's travel retail business during the quarter. These increases were partially offset by lower sales of Intuition and Beautiful from Estee Lauder, Lauder Pleasures for Men and certain Tommy Hilfiger fragrances.

Sales of hair care products for the quarter rose 5% to $63.0 million. The increase is primarily attributable to growth at Bumble and bumble due to the success of new and existing products and new salon openings.

Operating income increased across all product categories, primarily due to higher sales.

Results by Geographic Region
----------------------------
In the Americas region, net sales for the quarter increased 3% to $804.7 million. The increase is primarily due to the success of new and certain existing products, growth from most brands and solid increases from the Company's freestanding retail stores. Operating income in the Americas decreased as improved sales, the timing of certain promotional events and supply chain initiatives were more than offset by increased support spending behind product launches.

In Europe, the Middle East & Africa, net sales increased 34% from the prior-year period to $586.7 million, and rose 20% in local currency. The Company's travel retail business continued to recover, with sales growing substantially in the current quarter compared with the prior-year period. The current quarter benefited from the timing of certain events that adversely impacted the Company's fiscal 2004 first quarter results, including improvements in certain major markets that suffered from weak retail environments and other circumstances that affected customer orders in the first quarter. In constant currency, most markets experienced sales growth, led by strong sales in the United Kingdom, Spain and Greece. The region also benefited from the addition of Darphin, which makes the majority of its sales in Europe. Operating profitability rose substantially, primarily due to the significant increase in the Company's travel retail business, the impact of the timing of certain first quarter events and operating result improvements in a number of markets including the United Kingdom, Greece, Italy and Spain.

Asia/Pacific net sales of $227.7 million grew 19% over the prior-year quarter. On a local currency basis, Asia/Pacific net sales rose 8%. In local currency every market experienced sales growth, led by double-digit increases in Taiwan, China and Malaysia and strong growth in Korea. Sales in Japan increased slightly for the quarter. Operating profit in the region increased, reflecting improved results in Taiwan, Australia and Japan.

Six-Month Results
-----------------
For the six months ended December 31, 2003, the Company reported net sales of $2.97 billion, a 12% increase from $2.64 billion in the comparable prior-year period. Excluding the impact of foreign currency translation, net sales rose 8%. The Company reported net earnings attributable to common stock from continuing operations of $204.0 million for the six months, up 18% from $172.5 million in the same period last year. Diluted earnings per common share from continuing operations for the six months ended December 31, 2003 were $.88, a 21% increase from $.73 reported in the prior-year period. Net earnings attributable to common stock including discontinued operations were $172.7 million for the six months, a 1% increase compared with $171.3 million in the same period last year. Diluted earnings per common share including discontinued operations for the six months increased 3% to $.75 compared with $.73 reported in the prior-year period.

For the six months ended December 31, 2003, the Company generated $382.2 million in cash flow from operating activities, a 3% increase over the prior-year period. The increase primarily resulted from higher net earnings from continuing operations and improvements in levels of inventory. Operating cash flow was utilized primarily for capital investments and to repurchase shares of the Company's Class A Common Stock.

Estimate of Fiscal 2004 Second Half and Full Year
-------------------------------------------------
Net sales for the Company's fiscal 2004 second half are expected to grow between 9% and 11% in dollars, and between 7% and 8% on a constant currency basis versus the same period last year. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa and Asia/Pacific, followed by the Americas. On a product category basis, in constant currency, fragrance and hair care are expected to be the leading growth categories, followed by makeup and skin care. The Company expects to achieve diluted earnings per share from continuing operations of between $.62 and $.67 for the second half.

For the fiscal 2004 full-year results, the Company expects to grow sales between 10% and 12%, which translates into a 7% to 8% increase on a constant currency basis versus the prior fiscal year. At the same time the Company now expects to achieve diluted earnings per share from continuing operations of between $1.50 and $1.55 for the fiscal 2004 year. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas. On a product category basis, in constant currency, fragrance is expected to be the leading sales growth category, followed by makeup, hair care and skin care.

Forward-looking Statements
--------------------------
The forward-looking statements in this press release, including those containing words like "will," "believe," "expect," "anticipate," and "estimate," those in Mr.Langhammer's remarks and those in the "Estimate of Fiscal 2004 Second Half and Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local economic conditions that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e. focus factories);
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold and the costs associated with our other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire or develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
     (14) consequences attributable to the events that are currently taking place in the Middle East, including further attacks, retaliation and the threat of further attacks or retaliation.


The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, kate spade beauty, Darphin, Michael Kors and Rodan & Fields.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.
-------------------
                                 -Tables Follow-

                         THE ESTEE LAUDER COMPANIES INC.
                         SUMMARY OF CONSOLIDATED RESULTS
                  (Dollars in millions, except per share data)


                                                              Three Months Ended                Six Months Ended
                                                                  December 31      Percent         December 31     Percent
                                                              ------------------                ----------------

                                                                2003       2002     Change       2003       2002    Change
                                                                ----       ----     ------       ----       ----    ------
Net Sales.................................................     $1,619.1   $1,407.4   15.0%     $2,965.7   $2,643.2   12.2%

Cost of sales.............................................        412.7      368.9                776.8      723.3
                                                               --------   --------             --------   --------
Gross Profit..............................................      1,206.4    1,038.5   16.2%      2,188.9    1,919.9   14.0%
                                                               --------   --------             --------   --------
       Gross Margin.......................................         74.5%      73.8%                73.8%      72.6%

Operating expenses:
   Selling, general and administrative....................        980.3      861.5              1,828.8    1,622.7
   Related party royalties................................          7.1        5.8                 11.4       10.4
                                                               --------   --------             --------   --------
                                                                  987.4      867.3   13.8%      1,840.2    1,633.1   12.7%
                                                               --------   --------             --------   --------
       Operating Expense Margin...........................         61.0%      61.6%                62.0%      61.8%

Operating Income .........................................        219.0      171.2   27.9%        348.7      286.8   21.6%
       Operating Income Margin............................         13.5%      12.2%                11.8%      10.8%

Interest expense, net (A).................................          7.2        2.2                 14.9        5.1
                                                               --------   --------             --------   --------
Earnings before Income Taxes, Minority Interest
   and Discontinued Operations............................        211.8      169.0   25.3%        333.8      281.7   18.5%

Provision for income taxes................................         80.7       56.7                124.8       94.7
Minority interest, net of tax.............................         (4.8)      (2.1)                (5.0)      (2.8)
                                                               --------   --------             --------   --------
Net Earnings from Continuing Operations...................        126.3      110.2   14.6%        204.0      184.2   10.7%

Discontinued operations, net of tax (B)...................        (30.6)      (0.6)               (31.3)      (1.2)
                                                               --------   --------             --------   --------
Net Earnings..............................................         95.7      109.6  (12.7)%       172.7      183.0   (5.6)%

Preferred stock dividends (A).............................         -           5.8                 -          11.7
                                                               --------   --------             --------   --------
Net Earnings Attributable to Common Stock.................     $   95.7   $  103.8   (7.8)%    $  172.7   $  171.3    0.8%
                                                               ========   ========             ========   ========

Basic net earnings per common share:
   Net earnings attributable to common stock from
     continuing operations................................    $    .55   $    .45    23.6%     $    .89   $    .74   19.9%
   Discontinued operations................................        (.13)       -                    (.13)      (.01)
                                                              --------   --------              --------   --------
   Net earnings attributable to common stock..............    $    .42   $    .45    (6.3)%    $    .76   $    .73    3.4%
                                                              ========   ========              ========   ========

Diluted net earnings per common share:
   Net earnings attributable to common stock from
     continuing operations................................    $    .54   $    .44    23.2%     $    .88   $    .73   20.8%
   Discontinued operations................................        (.13)      -                     (.13)      -
                                                              --------   --------              --------   --------
   Net earnings attributable to common stock..............    $    .41   $    .44    (6.3)%    $    .75   $    .73    3.0%
                                                              ========   ========              ========   ========

Weighted average common shares outstanding:
   Basic..................................................       228.6      233.1                228.3      234.2
   Diluted................................................       231.6      235.0                231.1      236.2

(A) Beginning in fiscal 2004, the Company adopted Statement of Financial Accounting Standards No.150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This new rule requires that, among other things, mandatorily redeemable instruments be classified as a liability. Based on the provisions of this statement, the Company has classified its Cumulative Redeemable Preferred Stock as a liability (i.e., as long-term debt) and characterized the related dividends of the current periods as interest expense. Such dividends are not deductible for income tax purposes and, as a result, adoption of the new standard increases the Company's effective tax rate. This statement has no effect on the Company's net earnings attributable to common stock, earnings per common share or financial condition. Because the preferred stock dividends are included in net earnings, they are not shown as dividends paid in the statement of cash flows.

                         THE ESTEE LAUDER COMPANIES INC.
                         SUMMARY OF CONSOLIDATED RESULTS


(B) On December 22, 2003, the Company committed to a plan to sell the assets and operations of its reporting unit that sells jane brand products and to actively market the brand. As a result of this decision and other factors related to the Company's business in mass outlets, including an understanding of the market for these assets, circumstances warranted that the Company conduct an assessment of the tangible and intangible assets of this business. Based on this assessment, the Company determined that the carrying amount of these assets as reflected on the Company's consolidated balance sheets exceeded their estimated fair value. Accordingly, the Company recorded an after-tax charge to discontinued operations of $30.6 and $31.3 million for the three months and six months ended December 31, 2003, respectively. The charge represents the impairment of goodwill in the amount of $26.4 million; the reduction in value of other tangible assets held for sale of $1.2 million, net of tax; and the operating loss of $3.0 million and $3.7 million, net of tax, for the three months and six months ended December 31, 2003, respectively. Included in the operating loss of both periods were additional direct costs associated with the sale and discontinuation of the business. All statement of earnings information for prior periods has been restated for comparative purposes, including the restatement of the makeup product category and the Americas region data.

                         THE ESTEE LAUDER COMPANIES INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In millions)

                                                                         December 31        June 30        December 31
                                                                            2003              2003             2002
                                                 ASSETS                     ----              ----             ----
Current Assets
Cash and cash equivalents..............................................   $   869.9        $   364.1        $   654.8
Accounts receivable, net...............................................       767.8            634.2            694.8
Inventory and promotional merchandise, net.............................       574.3            599.0            534.6
Prepaid expenses and other current assets..............................       242.5            247.6            201.0
Assets held for sale...................................................         4.2              -                -
                                                                          ---------        ---------        ---------
     Total Current Assets..............................................     2,458.7          1,844.9          2,085.2
                                                                          ---------        ---------        ---------
Property, Plant and Equipment, net.....................................       621.7            607.7            581.2
Other Assets  .........................................................       889.8            897.3            899.2
                                                                          ---------        ---------        ---------
     Total Assets......................................................   $ 3,970.2        $ 3,349.9        $ 3,565.6
                                                                          =========        =========        =========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt........................................................   $     4.9        $     7.8        $    84.0
Accounts payable.......................................................       232.9            229.9            202.5
Other current liabilities..............................................     1,074.0            815.9            907.6
Liabilities related to assets held for sale............................         3.2              -               -
                                                                          ---------        ---------        ---------
     Total Current Liabilities.........................................     1,315.0          1,053.6          1,194.1
                                                                          ---------        ---------        ---------

Noncurrent Liabilities
Long-term debt.........................................................       828.4            283.6            323.7
Other noncurrent liabilities...........................................       238.6            229.1            255.1
Cumulative Redeemable Preferred Stock, at redemption value.............         -              360.0            360.0
Total Stockholders' Equity.............................................     1,588.2          1,423.6          1,432.7
                                                                          ---------        ---------        ---------
     Total Liabilities and Stockholders' Equity........................   $ 3,970.2        $ 3,349.9        $ 3,565.6
                                                                          =========        =========        =========


                                                        SELECTED CASH FLOW DATA
                                                             (In millions)

                                                                                                  Six Months Ended
                                                                                                     December 31
                                                                                                  ----------------

                                                                                                  2003       2002
Cash Flows from Operating Activities                                                              ----       ----
   Net earnings.........................................................................         $172.7     $183.0
   Depreciation and amortization........................................................           91.8       85.1
   Deferred income taxes................................................................           (0.3)      17.8
   Discontinued operations..............................................................           31.3        -
   Other items..........................................................................            8.5        1.2
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................         (103.5)     (56.9)
       Decrease in inventory and promotional merchandise, net...........................           38.8       17.0
       Increase in accounts payable and other accrued liabilities.......................          138.3      114.8
       Other operating assets and liabilities, net......................................            4.6        9.9
                                                                                                 ------     ------
         Net cash flows provided by operating activities from continuing operations.....         $382.2     $371.9
                                                                                                 ======     ======

   Capital expenditures.................................................................           87.7       71.1
   Payments to acquire treasury stock...................................................           19.6      165.9
   Dividends paid.......................................................................            -         23.6
                                                                  # # #